Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-145591 and 333-150849 on Form S-8 of our reports dated March 9, 2009, relating to the consolidated financial statements and financial statement schedule of Orbitz Worldwide, Inc. and subsidiaries (the “Company”) on a Successor basis as of December 31, 2008 and 2007, and for the years ended December 31, 2008 and 2007, and the period from August 23, 2006 through December 31, 2006, and the combined consolidated financial statements of the Company on a Predecessor basis for the period from January 1, 2006 through August 22, 2006 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the financial statement presentation on a Predecessor basis and allocations from Travelport Limited and Cendant Corporation), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Orbitz Worldwide, Inc. for the year ended December 31, 2008.
/s/ Deloitte & Touche LLP
Chicago, Illinois
March 9, 2009